Exhibit 99.1

Imperial Petroleum Announces Closing of Asset Sale

Evansville, IN, …. August 10, 2006 (Symbol ….IPTM) Imperial Petroleum, Inc. announced today that it closed the sale of certain assets as previously announced. to Whittier Energy Company and Premier Natural Resources LP. Proceeds from the sale of $13.6 million, will be used to pay down the Company’s senior debt. The Company retained approximately $1.8 million of the assets previously included in the sale and anticipates a subsequently closing by the buyers on a portion of those assets.

Jeffrey T. Wilson, President of Imperial said of the sale, “Our asset sale is the key first step in re-structuring the Company’s senior debt and positioning it for future growth. Our shareholders approved the reverse split of common stock and new capitalization of the Company in connection with the approval of the sale and as a result, the Company will be able to complete the previously announced financing in the coming weeks. With the return of production now from our South Louisiana properties , we can focus our efforts on developing our other assets, including our New Albany shale drilling project in the Illinois Basin.”

Imperial is an oil and natural gas exploration and production company headquartered in Evansville, Indiana.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

CONTACT: Imperial Petroleum, Inc.

Jeffrey T. Wilson, 812-867-1433

email: jtwilsonx1@aol.com

OR

IR Affiliates

Jeff Bishop, 469-252-3035